UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

                                                                                                                                ORCKIT COMMUNICATIONS LTD.
                                                                                                                      (Exact Name of Registrant as Specified in its Charter)

                            Israel                                                                                                                                                                                       Not Applicable
(State of Incorporation or Organization)                                                                                                                                                      (I.R.S. Employer
                                                                                                                                                                                                                            Identification No.)

126 Yigal Allon Street, Tel Aviv, Israel                                                                                                                                                                  67448
(Address of Principal Executive Offices)                                                                                                                                                            (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Share Bonus Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[ ]

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                                                                                                                                                                            None
(Title of Class)

Item 1.                       Description of Registrant’s Securities to be Registered

On December 5, 2011, Orckit Communications Ltd. (the “Company”) entered into Amendment No. 2 (the “Amendment”), to its Bonus Rights Agreement, dated as of November 20, 2001, as amended by Amendment No. 1, dated as of February 27, 2003 (as amended, the "Rights Agreement"), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent to extend the expiration date of the rights contained in the Rights Agreement from December 31, 2011 to December 31, 2014 (which Amendment the Company's Audit Committee approved on November 28, 2011 and the Board of Directors of the Company approved on November 29, 2011). Except for the extension of the expiration date, the Rights Agreement otherwise remains unmodified.

Pursuant to the Rights Agreement, share purchase bonus rights were distributed on December 6, 2001 at the rate of one right for each of the Company's ordinary shares held by shareholders of record as of the close of business on that date.  The Rights Agreement is intended to help ensure that all of the Company's shareholders are able to realize the long-term value of their investment in the Company in the event of a potential takeover which does not reflect the Company's full value and is otherwise not in the best interests of the Company and its shareholders.  The Rights Agreement is also intended to deter unfair or coercive takeover tactics.

Each right initially will entitle shareholders to buy one-half of one of the Company's ordinary shares, no par value, for $21.67.  The rights generally will be exercisable and transferable apart from the Company's ordinary shares only if a person or group becomes an “acquiring person” by acquiring beneficial ownership of 15% or more of the Company's ordinary shares, subject to certain exceptions set forth in the Rights Agreement, or commences a tender or exchange offer upon consummation of which such person or group would become an “acquiring person.” Subject to certain conditions described in the Rights Agreement, once the rights become exercisable, the holders of rights, other than the "acquiring person", will be entitled to purchase ordinary shares at a discount from the market price.

The rights will expire on December 31, 2014, unless the Company's Board of Directors takes action to amend the expiration date. The rights also are generally redeemable by the Company's Board of Directors, at $0.00167 per right, at any time until the tenth business day following public disclosure that a person or group has become an “acquiring person.”

The foregoing purchase price and redemption price have been adjusted to give effect to a one-for-five reverse stock split in November 2002 and a three-for-one stock split in April 2005.

The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, which are attached as exhibits hereto and incorporated herein by reference.

Item 2.                       Exhibits

1*
Bonus Rights Agreement, dated as of November 20, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to the Company's Registration Statement (File No. 000-28724) on Form 8-A).

2*
Amendment No. 1, dated as of February 5, 2003, to the Bonus Rights Agreement, dated as of November 20, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to the Company's Registration Statement (File No. 000-28724) on Form 8-A/A).

3
Amendment No. 2, dated as of December 5, 2011, to the Bonus Rights Agreement, dated as of November 20, 2001 and as amended by Amendment No. 1, dated as of February 27, 2003, between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent.

_______________

*Previously Filed

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

ORCKIT COMMUNICATIONS LTD.

By:/s/ Eric Paneth
                                                                                                              Name: Eric Paneth
                                                                                                              Title: Chief Executive Officer

Date: December 8, 2011

EXHIBIT INDEX
1*
Bonus Rights Agreement, dated as of November 20, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to the Company's Registration Statement (File No. 000-28724) on Form 8-A).

2*
Amendment No. 1, dated as of February 5, 2003, to the Bonus Rights Agreement, dated as of November 20, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to the Company's Registration Statement (File No. 000-28724) on Form 8-A/A).

3
Amendment No. 2, dated as of December 5, 2011, to the Bonus Rights Agreement, dated as of November 20, 2001 and as amended by Amendment No. 1, dated as of February 27, 2003, between the Registrant and American Stock Transfer & Trust Company, LLC, as Rights Agent.

*Previously Filed